Exhibit 99.1

Investor Relations

ir@newcastleinv.com

(212) 479-3195

Newcastle Announces Completion of Spin-Off of New Media

NEW YORK – (BUSINESS WIRE) – February 14, 2014 – Newcastle Investment Corp. (“Newcastle” or the “Company”; NYSE: NCT) announced today that the spin-off of New Media Investment Group Inc. (“New Media”) was successfully completed on February 13, 2014. Starting today, New Media will begin trading on the New York Stock Exchange under the symbol “NEWM.”

Holders of Newcastle common stock as of the record date, February 6, 2014, have been electronically issued 0.07219481485 shares of New Media common stock for each share of Newcastle common stock held as of the record date. Fractional shares were not issued in the spin-off. Instead, as soon as practicable after the spin-off, American Stock Transfer & Trust Company, LLC, the distribution agent, will aggregate fractional shares and sell these shares in the open market at prevailing market prices and distribute the applicable portion of the aggregate net cash proceeds of these sales to each holder who otherwise would have been entitled to receive a fractional share in the spin-off.

ABOUT NEWCASTLE

Newcastle focuses on investing in, and actively managing, real estate related assets and primarily invests in: (1) Senior Housing Assets and (2) Real Estate & Other Debt, in addition to other opportunistic investments. The Company conducts its operations to qualify as a real estate investment trust for federal income tax purposes. The Company is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm.

Source: Newcastle Investment Corp.

Newcastle Investment Corp. Investor Relations

ir@newcastleinv.com

212-479-3195